Exhibit 10.2

Executive Severance and Retention Incentive Plan

1. Introduction. The purpose of this Executive Severance and Retention Incentive Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible executives of Netflix, Inc. (the “Company”) upon certain terminations of employment and to provide specified retention incentives to eligible executives of the Company upon a Change in Control. The Company believes that the severance plan set forth in this Plan will aid the Company in attracting and retaining highly qualified individuals. In addition, the Company believes that the retention incentive set forth in this Plan will help (a) assure that the Company will have continued dedication and objectivity from its executives notwithstanding the possibility, threat or occurrence of a Change in Control and (b) provide the Company’s executives with an incentive to continue their employment and to motivate executives to maximize the value of the Company upon a Change in Control for the benefit of its stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. To help you understand how this Plan works, it is important to know the following terms:

2.1 “Administrator” means the Company, acting through its Chief Talent Officer or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 8, but only to the extent of such delegation.

2.2 “Base Pay” means a Covered Executive’s regular straight-time salary as in effect during the last regularly scheduled payroll period immediately preceding the date on which the Severance Benefit or Retention Incentive becomes payable. Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Retention Incentive” means the compensation the Covered Executive will be provided pursuant to Section 4.

2.5 “Cause” means (i) an act of fraud or personal dishonesty undertaken by a Covered Executive in connection with the Covered Executive’s responsibilities as an employee that is intended to result in substantial gain or personal enrichment of the Covered Executive, (ii) a Covered Executive’s conviction of, or plea of nolo contendere to, a felony, or (iii) a Covered Executive’s gross misconduct in connection with the performance of the Covered Executive’s responsibilities as an employee or willful failure to perform a reasonable material component of the Covered Executive’s responsibilities as an employee.

2.6 “Change in Control” means the first to occur of any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b) consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(c) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 23), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors.

2.7 “Company” means Netflix, Inc., a Delaware corporation, and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

2.8 “Covered Executive” means a common law employee of the Company who is employed at the Vice President level or higher.

2.9 “Director” means a member of the Company’s Board of Directors.

2.10 “Effective Date” means July 1, 2005.

2.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13 “Involuntary Termination” means a termination of employment of a Covered Executive under the circumstances described in Section 3.1.

2.14 “Option” means a right granted pursuant to the Company’s stock option plan(s) to purchase common stock of the Company pursuant to the terms and conditions of such plan(s).

2.15 “Plan” means the Executive Severance and Retention Incentive Plan, as set forth in this document, and as hereafter amended from time to time.

2.16 “Severance Benefit” means the compensation and other benefits the Covered Executive will be provided pursuant to Section 3.

2.17 “Severance Date” means the date on which an Eligible Executive experiences an Involuntary Termination.

2.18 “Stock Option Allowance Value” means an amount of cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to the Covered Executive for the calendar year of termination or Change in Control, as applicable.

3. Severance.

3.1 Eligibility. If at any time prior to a Change in Control, the Company (or any parent or subsidiary of the Company) terminates such Covered Executive’s employment for other than Cause, death or permanent disability, then, subject to the Covered Executive’s compliance with Section 3.3, the Covered Executive shall receive the Severance Benefit provided pursuant to this Section 3. For purposes of clarification, the severance amount set forth in 3.2 shall not be due or payable to any Covered Executive who shall have received or is eligible to receive the Retention Incentive.

3.2 Severance Benefit. Each Covered Executive who becomes eligible for a Severance Benefit under Section 3.1 shall be paid a lump sum cash payment equal to nine (9) months of Base Pay and nine (9) months of Stock Option Allowance Value. The Severance Benefit shall be paid to the Covered Executive as soon as administratively practicable following the Severance Date, but in no event more than two and one half months following the Severance Date but subject to the Covered Executive’s compliance with Section 3.3.

3.3 Release and Non-Disparagement Agreement. As a condition to receiving a Severance Benefit under this Plan, each Covered Executive will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates and an agreement not to disparage the Company, its directors, or its executive officers, in a form reasonably satisfactory to the General Counsel of the Company.

4. Retention Incentive.

4.1 Eligibility. An individual shall be eligible for the Retention Incentive under the Plan, in the amount set forth in Section 4.2, only if he or she (i) is a Covered Executive on the date of a Change in Control, and (ii) is not eligible for a Severance Benefit under Section 3.

4.2 Retention Incentive. Each Covered Executive eligible for a Retention Incentive in accordance with Section 4.1 shall be entitled to receive a lump sum cash payment equal to twelve (12) months of Base Pay and twelve (12) months Stock Option Allowance Value. The Retention Incentive shall be paid to the Covered Executive as soon as administratively practicable following the date of the Change in Control, but in no event more than two and one-half months thereafter.

4.3 Parachute Payments. In the event that a Severance Benefit or Retention Incentive provided for in this Plan or otherwise payable or provided to the Covered Executive (i) constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 4.3, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s Severance Benefit or Retention Incentive hereunder Section 4.2 shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Covered Executive otherwise agree in writing, any determination required under this Section 4.2 shall be made in writing in good faith by the accounting firm chosen by the Administrator and reasonably acceptable to the Covered Executive (the “Accountants”). In the event of a reduction in benefits hereunder, the Covered Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.3.

5. Termination of Benefits. Benefits under this Plan shall terminate immediately for a Covered Executive if such Covered Executive, at any time, violates any proprietary information or confidentiality obligation to the Company or the terms of any applicable non-competition agreement with the Company.

6. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary and except as provided in this Section 6, the Severance Benefits and Retention Incentive provided hereunder shall be in lieu of any other severance and/or retention plan benefits and the Severance Benefits and Retention Incentive provided hereunder shall be reduced by any severance paid or provided to a Covered Executive under any other plan or arrangement. Notwithstanding the preceding sentence, this Section 6 shall not apply to a Covered Executive to the extent such Covered Executive’s separate, written employment, retention or other agreement with the Company explicitly exempts the Covered Executive from the preceding sentence.

7. Withholding. The Company will withhold from any Severance Benefit and Retention Incentive all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

8. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan is subject to the prior approval of the senior officer of the Company. The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.

10. Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. A senior officer of Netflix, Inc. will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

11. Amendment or Termination. The Company reserves the right to amend, modify or terminate the Plan at any time provided that (a) as the Plan relates to each individual who is a Covered Executive on the Effective Date, without such Covered Executive’s written consent, the Plan may not be amended, modified or terminated so as to reduce the amount of the Severance Benefit or Retention Incentive payable to the Covered Executive nor to restrict or reduce the Covered Executive’s eligibility for a Severance Benefit or Retention Incentive, and (b) as the Plan relates to each individual who first becomes a Covered Executive after the Effective Date, (1) the Plan may be amended, modified or terminated before such individual becomes a Covered Executive, and (2) after such individual becomes a Covered Executive, without such Covered Executive’s written consent, the Plan may not be amended, modified or terminated so as to reduce the amount of the Severance Benefit and Retention Incentive payable to the Covered Executive nor to restrict or reduce the Covered Executive’s eligibility for a Severance Benefit or Retention Incentive. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. Upon a Change in Control and following the receipt by all eligible Covered Executives of the Retention Incentive provided for herein, this Plan shall have no further force or effect.

12. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

13. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

14. Source of Payments. All Severance Benefits and Retention Incentives will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

15. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

16. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

17. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

18. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

19. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

20. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

21. Additional Information.

Plan Name:	Executive Severance and Retention Incentive Plan

Plan Sponsor:	Netflix, Inc.
970 University Avenue
Los Gatos, CA 95032

Identification Numbers:	EIN: - 77-0467272
PLAN: 501

Plan Year:	Calendar year

Plan Administrator:	Netflix, Inc.
Attention: Chief Talent Officer
970 University Avenue
Los Gatos, CA 95032

(408) 399-3700

Agent for Service of
Legal Process:	Netflix, Inc.
Attention: General Counsel
970 University Avenue
Los Gatos, CA 95032

(408) 399-3700

Service of process may also be made upon the Plan Administrator.

Type of Plan	Bonus Plan/Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.

20. Statement of ERISA Rights.

As a Covered Executive under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Executives, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Executives. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 10 and 11 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

21. Execution.

In Witness Whereof, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

Netflix, Inc.

By	/s/ David Hyman
Title	General Counsel

Date July 1, 2005